Exhibit 10.5

Execution Copy

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Termination Agreement”) is entered into on August 28, 2023 (the “Signing Date”) between ACER THERAPEUTICS INC., a Delaware corporation, with its principal place of business at 300 Washington Street, Suite 356, Newton, MA, USA 02458 (“Acer”), and RELIEF THERAPEUTICS HOLDING SA, a company organized and existing under the laws of Switzerland and having its registered address at Avenue de Secheron 15, 1202 Geneve, Switzerland (“Relief”). Relief and Acer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Acer and Relief entered into that certain Collaboration and License Agreement dated March 19, 2021, as amended by the “Waiver and Agreement” dated October 6, 2021 and the related Clinical Supply and Quality Agreements dated January 12, 2022 (individually and collectively the “Collaboration Agreement”) whereby among other things: (a) Acer granted, and Relief received, an exclusive license under Acer’s relevant intellectual property rights with respect to Product in the Relief Territory; (b) Acer granted, and Relief received, the right to obtain sixty percent (60%) of all Net Profits on sales of Product by Acer in the Acer Territory during the Net Profit Term and (c) Relief granted, and Acer received, the right to obtain fifteen percent (15%) of all Net Sales of Product by Relief in the Relief Territory during the Royalty Term (all capitalized terms in this Preamble as defined in the Collaboration Agreement);

WHEREAS, upon and subject to the terms and conditions of this Termination Agreement, the Parties have mutually and amicably agreed to terminate the Collaboration Agreement in its entirety and enter into a new exclusive license (the “Exclusive License Agreement”) for the Development and Commercialization by Relief of the Product in the Relief Territory and the related Clinical Supply and Quality Agreements (as defined in the Exclusive License Agreement) also effective as of the Termination Date.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1. Capitalized terms used but not defined in the body of this Termination Agreement shall have the meanings given in the Exclusive License Agreement.

SECTION 2. As used in the Termination Agreement, the following initially capitalized terms, whether used in the singular or plural form, will have the meanings set forth herein:

(a) “Acer Territory” means worldwide except European Union, as defined in the Exclusive License Agreement, Liechtenstein, San Marino, Vatican City, Norway, Iceland, Principality of Monaco, Andorra, Gibraltar, the United Kingdom, Switzerland, Albania, Bosnia, Kosovo, Montenegro, Serbia and North Macedonia.

(b) “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with such Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stocking of such entity, by contract or otherwise.

(c) “Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Applicable Laws to be closed in New York, New York, U.S.. All references to days in this Termination Agreement mean calendar days, unless otherwise specified.

(d) “Commercialize” or “Commercialization” means any and all activities effective to manufacture for commercial purposes, market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, as well as branding, preparation for the launch and medical education regarding the Product, and interacting with Regulatory Authorities in connection with any of the foregoing after all Regulatory Approvals have been obtained in the applicable country.

(e) “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the efforts and resources commonly used by a similarly situated (with respect to size, stage of development and assets) biotechnology or pharmaceutical company for similarly situated pharmaceutical products or product candidates, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account the following factors to the extent applicable: (a) stage of development; (b) efficacy and safety issues; (c) characteristics of competitive products in or anticipated to be in the marketplace as well as the nature and the extent of market exclusivity (including patent coverage and regulatory exclusivity) and any Third Party intellectual property rights; (d) process development, scale-up or manufacturing; (e) cost and likelihood of obtaining regulatory approval; (f) actual or anticipated regulatory authority approved labelling; and (g) projected or actual economic return. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for Product, and it is anticipated that the level of effort may be different for different countries and indications, and may change over time, reflecting changes in the status of the Product (including relative to this Termination Agreement) and the country(ies) and indication(s) involved.

(f) “Competing Product” means any pharmaceutical product (a) containing phenylbutyrate, or (b) indicated for the treatment of UCDs involving deficiencies of carbamylphosphate synthetase (CPS), or ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS).

(g) “GAAP” means (a) generally accepted accounting principles in the U.S. or internationally, as appropriate, consistently applied, or (b) the international financial reporting standards (“IFRS”) if a Party uses IFRS, consistently applied.

(h) “Net Sales” means the gross amount billed or invoiced by Acer, its Affiliates or their respective licensees, sub-licensees, assignees or successors for their sales of Product, to independent Third Party customers, in bona fide arm’s length transactions, less deductions for (a) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken, (b) amounts deducted, repaid or credited by reason of rejections or returns of goods and government mandated rebates, or because of clawbacks or retroactive price reductions, and (c) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of Products. A Product shall be considered sold when billed out or invoiced. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with GAAP. For the purposes of calculating Net Sales, the Parties understand and agree that (i) Affiliates or Acer and its Affiliates’ respective licensees, sub-licensees, assignees or successors shall not be regarded as independent Third Party customers and (ii) Net Sales shall not include Products distributed for product Development purposes, including for use in pre-clinical or clinical trials. For the avoidance of doubt, any co-promotion partner of Acer or its Affiliates who requires revenue recognition in connection with the sale of Products shall be treated in the same manner as an Affiliate of Acer for purposes of the definition of Net Sales.

(i) “Product” means a pharmaceutical composition or preparation which consists of or includes sodium phenylbutyrate (“NaPB”), including the product known with the code name ACER-001 and/or the trademark OLPRUVA™.

(j) “Third Party” means any person or entity other than Relief or Acer or an Affiliate of either Party.

(k) “UCD(s)” means urea cycle disorder(s).

ARTICLE 2

INITIAL PAYMENT AND TERMINATION

SECTION 1. Exclusively upon and subject to Relief’s receipt of the Initial Payment (as defined in Section 1.1.(a) of the Article 3) (the date of receipt of the Initial Payment, the “Termination Date”):

(i)	the Collaboration Agreement shall be deemed as terminated; and

(ii)	the Exclusive License Agreement and the Clinical Supply and Quality Agreements (as defined in the Exclusive License Agreement) shall become effective.

SECTION 2. In case of Acer’s breach of its obligation to execute the Initial Payment in accordance with the term set forth in Section 1.1.(a) of the Article 3, Relief will be entitled, at its sole election and discretion, to:

(i)

enforce its right to receive the Initial Payment in accordance with Section 1 and Section 2 of Article 5, provided that until Relief’s receipt of the Initial Payment, the Collaboration Agreement will remain in full force and effect; or

(ii)

terminate this Termination Agreement by written notice to Acer and, in this event, the Exclusive License Agreement with the related Clinical Supply and Quality Agreements shall be considered as null, void and of no legal effect, and the Collaboration Agreement shall continue to be fully effective in all its terms and conditions; and

(iii)	in both cases (i) and (ii), claim damages for the alleged breach.

ARTICLE 3

ACER’S PAYMENT OBLIGATIONS AND COMMITMENTS

SECTION 1. As a part of the consideration for the termination of the Collaboration Agreement, Acer agrees to make the following payments to Relief:

1.1 Fixed Payments.

(a) Within five (5) Business Days from the Signing Date, Acer shall pay Relief Ten Million Dollars ($10,000,000) (the “Initial Payment”) via wire transfer and, immediately upon the execution of the payment, it shall provide Relief with an official payment receipt or wire transfer slip issued by Acer’s bank.

(b) Within three (3) Business Days following the one year anniversary date of the Initial Payment, Acer will pay Relief One Million Five Hundred Thousand Dollars ($1,500,000) (the “Second Payment”).

(c) The Initial Payment and the Second Payment shall be defined as the “Fixed Payments”. For the avoidance of doubt, the Fixed Payments will be fully earned, not creditable, not refundable and not contingent upon any future performance or occurrence.

1.2 Royalty Payments; Royalty Cap.

(a) Acer shall pay Relief a continuing royalty equal to ten percent (10%) of the Net Sales of the Product in Acer Territory (the “Royalty” or “Royalty Payments”) until the cumulative Royalty Payments, together with the License Participation and the Divestment Participation (as defined hereinafter) made to Relief reach a total aggregate amount of Forty-Five Million Dollars ($45,000,000) (the “Royalty Cap”).

(b) All payments due from Acer under Section 1.2.(a) will be calculated, reported and duly paid to Relief, for each calendar quarter, within forty-five (45) days following the end of the applicable calendar quarter. Each Royalty Payment will include a report by Acer detailing the Net Sales in the Acer Territory, on a country-by-country basis, for the applicable calendar quarter with reasonable detail regarding the basis of the payment made, the volume of Product sold, the gross sales and Net Sales of Product, the amount payable, the method used to calculate such amount including any deduction made or applied and the exchange rates used.

1.3 License or Sublicense by Acer.

(a) From the Termination Date and until time of reaching, and subject to, the Royalty Cap, Acer shall pay to Relief in cash, twenty percent (20%) of all cash, stock or other payments or value which Acer or its Affiliates have the immediate right to receive from a Third Party for the direct or indirect license or sublicense of all or any part of Product rights (the “License Participation”). Notwithstanding the foregoing, Acer shall be at all times responsible to make Royalty Payments according to the terms of Section 1.2 in relation to the Net Sales of the Product in the Acer Territory by any of Acer or its Affiliates’ licensees or sublicensees. For the sake of clarity: (1) no License Participation shall be applicable to any royalty payments that Acer has the right to receive in relation to the Net Sales of the Product in the Acer Territory by any of Acer or its Affiliates’ licensees or sublicensees; and (2) License Participation shall be applicable to any cash, stock or other payments or value that Acer or its Affiliates have the right to receive in relation to the achievement of sales performance milestones by any of Acer or its Affiliates’ licensees or sublicensees.

(b) All payments due from Acer under Section 1.3 (a) will be calculated, reported and duly paid to Relief within forty-five (45) days from the date in which the event or condition securing the Acer’s immediate right to receive all cash, stock or other payments or value from a Third Party verifies or occurs, whether or not Acer’s actual receipt of the Third Party’s payment.

1.4 Sale, Transfer or Assignment by Acer.

(a) Acer shall have the right and ability to sell, transfer or assign all or substantially all of Acer’s rights in the Product without receiving Relief’s prior consent only subject to the satisfaction of one of the following conditions: (1) written notification to Relief of the transferee’s written commitment to: (i) fulfill Acer’s residual payment obligations towards Relief, its Affiliates or their assignees according to Section 1.1 (b), Section 1.2, Section 1.3 and Section 1.4(b) of the Termination Agreement; and (ii) fulfill obligations under Article 3, Section 2. In such case, Acer shall be jointly liable with the transferee for the fullfilment of those obligations; or (2) Acer’s payment in cash to Relief of the residual amount due according to Section 1.1. (b), Section 1.2, and Section 1.3 of the Termination Agreement at the time of sale, transfer or assignment of all or substantially all of Acer’s rights in the Product to a Third Party. The direct or indirect license or sublicense, sale, transfer or assignment of all or substantially all of Acer’s rights in the Product in the territory of U.S. shall be subject to the satisfaction of one of the two abovementioned conditions. In addition, a sale, transfer or assignment of all or substantially all of Acer’s rights on the Product, or a direct or indirect license or sublicense, sale, transfer or assignment of all or substantially all of Acer’s rights in the Product in the territory of U.S. to a Third Party that has under development or commercializes directly or indirectly any Competing Product in the U.S. shall be subject to the satisfaction of one of the two following conditions: (i) Acer or Third Party’s payment in cash to Relief of the residual amount due according to Section 1.1. (b), Section 1.2 and Section 1.3 of the Termination Agreement at the time of direct or indirect license or sublicense, sale, transfer or assignment of the Product rights to such Third Party; or (ii) Third Party’s written obligation to stop developing and/or commercializing the Competing Product within the maximum term of nine (9) months from the effective date of the agreement entered by Acer with such Third Party. In addition, the sale, transfer or assignment of all or substantially all of Acer’s rights in the Product under this Section 1.4.(a) shall require the concurrent assignment to such Third Party of the Exclusive License Agreement and the related Clinical Quality and Supply Agreements, the Commercial Supply Agreement and the Safety Data Exchange Agreement, if any. Any assignment or attempted sale, transfer or assignment of all or substantially all of Acer’s rights in the Product, or any direct or indirect license or sublicense, sale, transfer or assignment of all or substantially all of Acer’s rights in the Product in the territory of U.S., by Acer in violation of the foregoing will be null, void and of no legal effect.

(b) From the Termination Date and until time of reaching, and subject to, the Royalty Cap, Acer shall pay to Relief in cash, twenty percent (20%) of all cash, stock or other payments or value which Acer or its Affiliates have the immediate right to receive from a Third Party for the sale, transfer or assignment of all or any part of the rights in the Product (the “Divestment Participation”). Notwithstanding the foregoing, Acer or its Affiliates’ transferee shall be at all times responsible to make Royalty Payments according to the terms of Section 1.2 in relation to the Net Sales of the Product in the Acer Territory by any of Acer or its Affiliates’ transferees. For the sake of clarity: (1) no Divestment Participation shall be applicable to any royalty payments that Acer has the right to receive in relation to the Net Sales of the Product in the Acer Territory by any of Acer or its Affiliates’ transferees; and (2) Divestment Participation shall be applicable to any cash, stock or other payments or value that Acer or its Affiliates have the right to receive in relation to the achievement of sales performance milestones by any of Acer or its Affiliates’ transferees.

(c) All payments due from Acer under Section 1.4 (b) will be calculated, reported and duly paid to Relief within forty-five (45) days from the date in which the event or condition securing the Acer’s immediate right to receive all cash, stock or other payments or value from a Third Party verifies or occurs, whether or not Acer’s actual receipt of the Third Party’s payment.

1.5 Payment Terms.

(a) All payments to be made under the Termination Agreement will be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Relief. When conversion of payments from any foreign currency is required, such conversion will be at an exchange rate equal to the average of the daily rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the quarter for which a payment is due.

(b) If Relief does not receive payment of any sum due to it on or before the due date therefore, interest will thereafter accrue on the sum due to Relief from the due date until the date of payment at a monthly rate of two percent (2%) or the highest rate permitted by applicable laws, whichever is less. Interest shall be computed on the basis of a 360-day year and a 30-day month and compounded monthly. The payment of such interest shall not limit Relief from exercising any other rights or remedies it may have as a consequence of the lateness of any payment.

1.6 Financial Records; Audit.

(a) Acer will keep, and require its Affiliates to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts payable to Relief pursuant to this Termination Agreement. Such books and records will be kept for at least three (3) full years following the end of the year to which they pertain.

(b) Acer will allow, and require its Affiliates to allow, an independent certified public accountant selected by Relief and reasonably acceptable to Acer to audit its records for such year to verify the accuracy of any financial report furnished by Acer and any amounts to be shared or paid under this Termination Agreement for the preceding three (3) full years. Such audits may be exercised during normal business hours upon reasonable prior written notice by Relief to Acer or the Affiliate. The cost of such any audit will be borne by Relief, unless the audit discloses an underpayment by Acer or the Affiliate of more than seven point five percent (7.5%) of the amount of payments due under this Termination Agreement for any applicable quarter, in which case Acer or the Affiliate will bear the cost of such audit. For the avoidance of doubt, Acer will not invoice any fee to Relief in relation to the time spent by its personnel in relation to the audit performed.

(c) Any amounts shown to be owed but unpaid, or overpaid and in need of refund, will be paid or refunded (as the case may be) within twenty-five (25) days after the accountant’s report, plus interest (as set forth in Section 1.5(b)) from the original due date.

1.7 Tax

(a) Each Party will be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b) The Parties agree to cooperate, and if necessary assure that their Affiliates will cooperate, reasonably with one another and use reasonable efforts, consistent with Applicable Laws, to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Upon written request, each Party will promptly furnish to the other Party any reasonable documentation or information (including official tax certificates such as IRS Form W-8) necessary to effectuate the foregoing.

(c) To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party will pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes. Notwithstanding the foregoing and for avoidance of doubts, in case of application of any deduction or any withholding tax to the payments made under this Termination Agreement, such payments will be increased in such a way that, after deduction of such non-eliminable withholding or similar tax or charges due, Relief shall receive the full aggregate amount owed to it hereunder.

SECTION 2. As a part of the consideration for the termination of the Collaboration Agreement:

(a) Acer agrees to make, and require its and its Affiliates’ direct or indirect licensees, sub-licensees, assignees or successors to make, as of the Termination Date and until the expiration of its payment obligations under the Termination Agreement, Commercially Reasonable Efforts to Commercialize the Product in the Acer Territory; and

(b) starting from the Termination Date and for six (6) years, neither Acer nor any of its Affiliates, nor any of their respective licensees, assignees or successors in the Acer Territory, shall directly or indirectly seek Regulatory Approval for or Commercialize any Competing Product, in the Acer Territory.

ARTICLE 4

MUTUAL RELEASES AND WAIVERS

SECTION 1. The Parties hereby confirm, acknowledge and agree that, effective as of the Termination Date, all of the Parties’ respective rights and obligations under the Collaboration Agreement, now or hereafter arising, including all claims of any kind, are hereby permanently terminated. Accordingly, as of the Termination Date, the Parties are hereby fully and unconditionally released and discharged from their obligations under the Collaboration Agreement as follows.

SECTION 2. TO INDUCE THE OTHER PARTY TO AGREE TO THIS TERMINATION AGREEMENT, EACH PARTY AND ITS AFFILIATES (COLLECTIVELY, THE “RELEASING PARTIES”) REPRESENT AND WARRANT THAT, AS OF THE SIGNING DATE , THERE ARE NO CLAIMS OR OFFSETS AGAINST, OR RIGHTS OF RECOUPMENT WITH RESPECT TO, OR DISPUTES OF, OR DEFENSES OR COUNTERCLAIMS TO, THEIR OBLIGATIONS UNDER THE COLLABORATION AGREEMENT, AND IN ACCORDANCE THEREWITH BUT EFFECTIVE AS OF THE TERMINATION DATE THE RELEASING PARTIES :

(A) WAIVE ANY AND ALL SUCH CLAIMS, OFFSETS, RIGHTS OF RECOUPMENT, DISPUTES, DEFENSES AND COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE TERMINATION DATE ;

(B) FOREVER RELEASE, RELIEVE AND DISCHARGE EACH PARTY, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, PARTNERS, PREDECESSORS, SUCCESSORS, ASSIGNS, ATTORNEYS, ACCOUNTANTS, AGENTS, EMPLOYEES AND REPRESENTATIVES (COLLECTIVELY, THE “RELEASED PARTIES”), AND EACH OF THEM, FROM ANY AND ALL CLAIMS, LIABILITIES, DEMANDS, CAUSES OF ACTION, DEBTS, OBLIGATIONS, PROMISES, ACTS, AGREEMENTS AND DAMAGES, OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, MATURED OR UNMATURED, WHETHER AT LAW OR IN EQUITY, WHICH THE RELEASING PARTIES EVER HAD, NOW HAVE, OR MAY, SHALL OR CAN HEREAFTER HAVE, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY BASED UPON, CONNECTED WITH, OR RELATED TO THE COLLABORATION AGREEMENT AND ALL RELATED MATTERS, THINGS, ACTS, CONDUCT AND/OR OMISSIONS AT ANY TIME THROUGH AND INCLUDING THE TERMINATION DATE , INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS AGAINST THE RELEASED PARTIES ARISING UNDER OR RELATED TO COLLABORATION AGREEMENT AND ANY RELATED AGREEMENTS, DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY;

(C) IN CONNECTION WITH THE RELEASE CONTAINED HEREIN, ACKNOWLEDGE THAT THEY ARE AWARE THAT THEY MAY HEREAFTER DISCOVER CLAIMS PRESENTLY UNKNOWN OR UNSUSPECTED, OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH THEY KNOW OR BELIEVE TO BE TRUE, WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT IS THE INTENTION OF THE RELEASING PARTIES, THROUGH THIS TERMINATION AGREEMENT AND WITH ADVICE OF COUNSEL, FULLY, FINALLY AND FOREVER TO RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATED THERETO, WHICH DO NOW EXIST, OR HERETOFORE HAVE EXISTED. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES HEREIN GIVEN SHALL BE AND REMAIN IN EFFECT AS A FULL AND COMPLETE RELEASE OR WITHDRAWAL OF SUCH MATTERS NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY SUCH ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATED THERETO;

(D) COVENANT AND AGREE NOT TO BRING ANY CLAIM, ACTION, SUIT OR PROCEEDING AGAINST THE RELEASED PARTIES, DIRECTLY OR INDIRECTLY, REGARDING OR RELATED IN ANY MANNER TO THE MATTERS RELEASED HEREBY, AND FURTHER COVENANT AND AGREE THAT THIS TERMINATION AGREEMENT IS A BAR TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING;

(E) REPRESENT AND WARRANT TO THE RELEASED PARTIES THAT THEY HAVE NOT HERETOFORE ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY ANY CLAIMS OR OTHER MATTERS HEREIN RELEASED; AND

(F) ACKNOWLEDGE THAT THEY HAVE HAD THE BENEFIT OF INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE ADVISABILITY OF ENTERING INTO THIS RELEASE AND HEREBY KNOWINGLY, AND UPON SUCH ADVICE OF COUNSEL, WAIVE ANY AND ALL APPLICABLE RIGHTS AND BENEFITS UNDER, AND PROTECTIONS OF, CALIFORNIA CIVIL CODE SECTION 1542, AND ANY AND ALL STATUTES AND DOCTRINES OF SIMILAR EFFECT. CALIFORNIA CIVIL CODE SECTION 1542 PROVIDES AS FOLLOWS:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.

ARTICLE 5

MISCELLANEOUS

SECTION 1. Governing Law. This Termination Agreement shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to conflict of laws principles (other than section 5-1401 of the New York general obligations law).

SECTION 2. Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the chief executive officer of Relief and the chief executive officer of Acer or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) Business Days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the International Arbitration Rules of the International Centre Dispute Resolution, a division of the American Arbitration Association (“ICDR”) then pertaining (available at www.icdr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration will be New York, New York. Relief and Acer will each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within ten (10) Business Days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) Business Day period will be entitled to select such arbitrator. The arbitration will be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party will bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by ICDR to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. The Parties agree to choose an expedited proceeding or process wherever possible. Notwithstanding the foregoing, either Party may seek injunctive, equitable or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration. In such event, the non-prevailing Party shall reimburse to the prevailing Party all the legal costs and expenses borne in relation to enforcement of its rights.

SECTION 3. Assignment. Neither Party will assign this Termination Agreement without the prior written consent of the other Party, provided, however, that (i) a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business related to this Agreement, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction, and (ii) a Party is permitted to assign or transfer to, or otherwise monetize any portion of its economic benefits under the Termination Agreement with Third Parties, including lenders or investors. Any permitted successor or assignee of obligations hereunder shall, in writing to the other Party, expressly assume performance of such obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the foregoing will be null, void and of no legal effect. For clarity, the transfer, sale or assignment of an interest in the Product by Acer shall be governed by Article 3, Section 1.4 above.

SECTION 4. Counterparts. This Termination Agreement may be executed in any number of counterparts and by different Parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. The Parties agree that this Termination Agreement may be electronically signed (i.e. standard electronic signature DocuSign®) and that such electronic signatures will have the same legal effect as handwritten signatures,, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment.

SECTION 5. Entire Agreement; Amendment. The Termination Agreement, together with the Exclusive License Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Termination Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to the Termination Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

SECTION 6. Severability. If any one or more of the provisions of the Termination Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from the Termination Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Termination Agreement may be realized.

SECTION 7. No Waiver. Any delay in enforcing a Party’s rights under the Termination Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under the Termination Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

SECTION 8. Press Releases. As soon as practicable following the Signing Date, the Parties will issue their respective separate press releases announcing the execution of this Termination Agreement in substantially the form exchanged between and agreed to by the Parties prior to the announcement. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party will make any other public announcement concerning this Termination Agreement or the subject matter hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement will provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

SECTION 9. Filing of this Agreement. The Parties will coordinate in advance with each other in connection with the filing of this Termination Agreement (including redaction of certain provisions of this Termination Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided, further, that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

SECTION 10. Insolvency Proceeding. In the event of (a) an assignment by the Company for the benefit of its creditors; or (b) filing of a voluntary or involuntary bankruptcy petition or a petition for receivership or reorganization by or against the Company prior to payment in full of the Second Payment, the outstanding balance of the Second Payment shall be rendered immediately due and payable.

SECTION 11. Notices. Any notice required or permitted to be given under the Termination Agreement will be in writing, will specifically refer to the Termination Agreement, and will be delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by reputable overnight courier or email confirmed thereafter by any of the foregoing, to the Party to be notified at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section. Notice will be deemed to have been sufficiently given for all purposes upon the earliest of (a) the date of actual receipt, if hand-delivered, or sent by email with electronic confirmation of receipt, or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Relief:	Relief Therapeutics Holding SA
Batiment F2/F3
Avenue de Secheron 15
1202 Geneve, Switzerland
ATTN: Jeremy Meinen, Chief Financial Officer
Email:

If to Acer:	Acer Therapeutics Inc.
One Gateway Center
300 Washington Street, Suite 356
Newton, MA 02458
ATTN: Chris Schelling, President & CEO
Email:

With a copy (which will not constitute notice) to:
Acer Therapeutics Inc.
One Gateway Center
300 Washington Street, Suite 356
Newton, MA 02458
ATTN: Don Joseph, Chief Legal Officer
Email:

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of the Signing Date.

ACER THERAPEUTICS INC.

By:	/s/ Christopher Schelling
Name:	Christopher Schelling
Title:	CEO & Founder
8/28/2023

Legal review (initial):	/s/ DJ

CFO Review (initial):	/s/ HP

[Signature Page – Termination Agreement]

RELIEF THERAPEUTICS HOLDING SA

By:	/s/ Ram Selvaraju
Name:	Ram Selvaraju
Title:	Chairman of the Board of Directors
8/28/2023

RELIEF THERAPEUTICS HOLDING SA

By:	/s/ Paolo Galfetti
Name:	Paolo Galfetti
Title:	Chief Operating Officer
8/28/2023

[Signature Page – Termination Agreement]